Exhibit 99.2

Call Participants: Dr. Keh-Shew Lu, Richard White, Mark King and Laura Mehrl

Operator:

Good afternoon and welcome to Diodes Incorporated’s second quarter 2013 financial results conference call. At this time, all participants are in a listen only mode. At the conclusion of today’s conference call, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference call, please press the star key followed by the zero on your touchtone phone.

As a reminder, this conference call is being recorded today, Wednesday, August 7, 2013. I would now like to turn the call over to Leanne Sievers of Shelton Group Investor Relations. Leanne, please go ahead.

Introduction: Leanne Sievers, EVP of Shelton Group

Good afternoon and welcome to Diodes’ second quarter 2013 financial results conference call. I’m Leanne Sievers, executive vice president of Shelton Group, Diodes’ investor relations firm.

With us today are Diodes’ President and CEO, Dr. Keh-Shew Lu; Chief Financial Officer, Rick White; Senior Vice President of Sales and Marketing, Mark King; and Director of Investor Relations, Laura Mehrl.

Before I turn the call over to Dr. Lu, I would like to remind our listeners that management’s prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions.

Therefore, the Company claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, and therefore we refer you to a more detailed discussion of the risks and uncertainties in the Company’s filings with the Securities and Exchange Commission.

In addition, any projections as to the Company’s future performance represent management’s estimates as of today, August 7, 2013. Diodes assumes no obligation to update these projections in the future as market conditions may or may not change.

Additionally, the Company’s press release and management’s statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms. Included in the Company’s press release are definitions and reconciliations of GAAP to non-GAAP items, which provide additional details. Also, throughout the Company’s press release and management’s statements during this conference call, we refer to “net income attributable to common stockholders” as “GAAP net income.”

For those of you unable to listen to the entire call at this time, a recording will be available via webcast for 60 days in the investor relations section of Diodes’ website at www.diodes.com.

And now I will turn the call over to Diodes’ President and CEO, Dr. Keh-Shew Lu. Dr. Lu, please go ahead.

Dr. Keh-Shew Lu, President and CEO

Thank you, Leanne.

Welcome everyone, and thank you for joining us today.

Our second quarter was highlighted by the achievement of record revenue and continued gross margin improvement. Revenue grew 21 percent sequentially and 35 percent year-over-year due to our past design win momentum and new product initiatives, combined with our first full quarter of BCD Semiconductor. We achieved this sequential growth despite the slowdown at certain major OEM customers and the continued weakness in the PC market. With the addition of BCD, we have further broadened our product portfolio and increased our market share, especially in the analog space.

Also during the quarter, our non-GAAP gross margin improved to 30.3 percent. The 320 basis point sequential improvement was primarily due to a more favorable product mix, lower gold prices, copper wire conversion, as well as our cost reduction efforts. Furthermore, the integration of BCD has been progressing well as we move ahead of schedule in transferring BCD products into our Shanghai packaging facilities. We now expect to complete the transition by the end of the fourth quarter.

In addition to our continued revenue growth and gross margin improvement, our cost controls are helping to move operating expenses toward our target model of 20 percent on a non-GAAP basis. As a result of these collective factors, we reported solid earnings growth and generated strong cash flow in the quarter.

In summary, I am pleased with the achievements we have made across our business from both a sales and operational perspective. We expect to further capitalize on our acquisition of BCD and deliver additional improvement in the third quarter as we continue to successfully execute on our business model.

With that, I will now turn the call over to Rick to discuss our second quarter financial results as well as third quarter guidance in more detail.

Rick White, CFO

Thanks, Dr. Lu, and good afternoon everyone.

Revenue for the second quarter 2013 was $214.4 million, an increase of 21.1 percent over the $177.0 million in the first quarter and an increase of 34.6 percent from the $159.2 million in the second quarter of 2012. The sequential increase in revenue was due to the first full quarter of revenue contribution from BCD, compared to only 1 month in the prior quarter, as well as continued design win momentum and market share gains.

GAAP gross profit for the second quarter 2013 was $61.3 million, or 28.6 percent of revenue. As previously disclosed, our GAAP gross profit included $3.7 million of an inventory valuation adjustment related to our BCD acquisition.

Excluding this amount, non-GAAP adjusted gross profit was $64.9 million, or 30.3 percent of revenue, compared to non-GAAP gross profit of $48.0 million, or 27.1 percent, in the first quarter 2013, and GAAP gross profit of $41.0 million, or 25.8 percent of revenue, in the second quarter 2012. The 320 basis point sequential improvement was due to a more favorable product mix, lower gold prices, copper wire conversion, and the continued benefit of our cost reduction efforts.

GAAP operating expenses for the second quarter were $51.1 million, or 23.8 percent of revenue, which included approximately $2.3 million of amortization of acquisition intangibles, $1.5 million of restructuring expenses, and $1.1 million of acquisition-related retention accruals, compared to $42.4 million, or 24.0 percent of revenue, in the first quarter 2013, and $32.9 million, or 20.6 percent of revenue, in the second quarter 2012.

Excluding amortization of acquisition intangibles, restructuring expenses and acquisition-related retention accruals, operating expenses on a non-GAAP basis for the second quarter 2013 were $46.2 million, or 21.5 percent of revenue, compared to $39.6 million, or 22.4 percent of revenue, in the first quarter 2013, and $32.7 million, or 20.6 percent of revenue, in the second quarter 2012. The increase in operating expenses reflects the first full quarter of BCD.

Looking specifically at Selling, General and Administrative expenses for the second quarter, GAAP SG&A was approximately $35.1 million, or 16.4 percent of revenue compared to $30.4 million, or 17.2 percent of revenue, in first quarter 2013 and $24.8 million, or 15.5 percent of revenue, in second quarter 2012.

Non-GAAP SG&A was $34.1 million, or 15.8 percent of revenue, compared to $29.5 million, or 16.7 percent of revenue, in the first quarter and $24.8 million, or 15.5 percent of revenue, in the second quarter 2012.

Investment in Research and Development for the second quarter was approximately $12.1 million, or 5.6 percent of revenue, on a GAAP basis, and $12.0 million, or 5.6 percent of revenue, on a non-GAAP basis. This compares to first quarter 2013 R&D expense of $10.1 million, or 5.7 percent of revenue, and $8.2 million, or 5.2 percent of revenue, in the prior year quarter.

Total Other Income amounted to $277,000 for the second quarter. Looking at interest income and expense, we had approximately $1.2 million of net interest expense which was more than offset by currency gains, mainly in China.

Income Before Taxes and Noncontrolling Interest in the second quarter was $10.5 million on a GAAP basis and $19.1 million on a non-GAAP basis, which excludes the above mentioned acquisition adjustments and other items. This compares to GAAP income of $4.3 million in first quarter 2013, and $8.6 million in the second quarter 2012.

Turning to income taxes for the second quarter, our tax rate was 14 percent, including a discrete book to tax provision adjustment. For the third quarter, we expect our estimated effective tax rate to range between 18 and 24 percent. The increase from our previous guidance is due to the amount and the movement of profit between various taxing jurisdictions with differing tax rates.

GAAP net income for the second quarter was $8.6 million, or $0.18 per diluted share, compared to a GAAP net loss of $1.9 million, or ($0.04) per share, in the first quarter and GAAP net income of $6.7 million, or $0.14 per diluted share, in the prior year quarter.

Second quarter non-GAAP adjusted net income was $15.5 million, or $0.33 per diluted share, which excluded, net of tax, $4.0 million of items related to the BCD acquisition, $1.8 million of non-cash acquisition related intangible asset amortization costs, and $1.3 million of restructuring costs.

The fully diluted share count used to compute GAAP and non-GAAP earnings per share for the second quarter was 47.5 million shares.

We have included in our earnings release a reconciliation of GAAP net income to non-GAAP adjusted net income, which provides additional details. Included in second quarter GAAP and non-GAAP adjusted net income was approximately $2.1 million, net of tax, of non-cash share-based compensation expense. Excluding share based compensation expense, both GAAP and non-GAAP adjusted diluted EPS would have improved by $0.05 per share.

Cash flow generated from operations was $29.8 million and free cash flow was $22.0 million for the second quarter.

Net cash flow was a positive $13.3 million for the second quarter.

Turning to the balance sheet, at the end of the second quarter, we had approximately $214 million in cash and cash equivalents. Working capital was approximately $467 million.

At the end of the second quarter, inventory was approximately $187 million, compared to $182 million last quarter including BCD. Inventory days were 110 in the second quarter, compared to 115 days last quarter. Inventory in the quarter reflects a $7.2 million increase in finished goods and a $2.1 million increase in raw materials due to the addition of BCD, and a $4.7 million decrease in work-in process.

At the end of the second quarter, Accounts Receivable was approximately $182 million and A/R days were 75, compared to 82 last quarter.

Capital expenditures for the second quarter were $8.1 million, or 3.8 percent of revenue, including $2.9 million for BCD. This compares to 4.3 percent of revenue in the first quarter, excluding the expansion of our Shanghai sales and design center. We expect capital expenditures to range between 5 and 9 percent of revenue for the remainder of 2013, which includes BCD and Chengdu.

Depreciation and amortization expense for the second quarter was $18.9 million.

Now, turning to our Outlook…

For the third quarter of 2013, we expect revenue between $220 million and $230 million, or up 3 percent to 7 percent sequentially. We expect GAAP gross profit margin to be 30.3 percent, plus or minus 2 percent. As a reminder, the non-GAAP purchase price accounting adjustments in cost of goods sold were completed in the second quarter. Included in the third quarter gross margin guidance is the impact of a disruption in manufacturing operations in one of our Shanghai wafer fabs due to an incident in our landlord’s power station that caused a power outage to the fab. The power outage occurred on July 26 causing some work in process inventory to be scrapped and approximately one half month of output to be lost. Power has been restored to the manufacturing operations.

GAAP operating expenses are expected to be 22.5 percent of revenue, plus or minus 1 percent. Non-GAAP operating expenses, excluding amortization of intangible expenses and acquisition-related employee retention accruals, are expected to be 21.0 percent of revenue, plus or minus 1 percent. We expect our income tax rate to range between 18 percent and 24 percent, and shares used to calculate GAAP earnings per share for the third quarter are anticipated to be approximately 48.3 million.

For more detail on the outlook please see our press release.

With that said, I will now turn the call over to Mark King.

Mark King, Senior VP of Sales and Marketing

Thank you, Rick, and good afternoon.

Second quarter revenue was up 21 percent sequentially at record levels driven by strength in Asia as a result of design win momentum and share gains, including 3 months of BCD. North America and Europe combined were up slightly after a very strong first quarter. We continued to increase share as well as new design win revenue at Asia smartphone manufacturers, while LED TV also showed strength. The growth in both of these markets offset the continued softness in PCs. Generally speaking, the industrial and automotive sectors remained relatively consistent in both North America and Europe.

Distributor POP was up 33 percent and distributor POS was up 28 percent. The solid growth in both POP and POS was driven by several new project ramps being supported by the channel during the quarter. In addition, we had a full quarter of BCD revenue, which runs 90 percent of its business through distribution, as compared to one month in the first quarter. Distributor inventory rose 13 percent with the addition of the BCD channel inventory. Global inventory is in-line and remains under 3 months. OEM sales, which were up 3 percent, were negatively affected by the slowdown at certain key OEM customers as well as the ongoing softness in the computer sector.

Turning to Global Sales, Asia represented 82 percent of revenue, North America and Europe each represented 9 percent.

In terms of our end market breakout, as I mentioned last quarter, we re-aligned our market sector definitions in the second quarter to more accurately reflect our business following the recent acquisitions of BCD and PAM. We utilized the product classifications of the World Semiconductor Trade Statistic (WSTS) and will be using this as a guideline going forward, and therefore, the percentages are no longer directly comparable to prior quarters. These numbers are preliminary and we will continue to refine them so they should be used more as a guide rather than an absolute.

As a result, the break-down for the second quarter consists of consumer representing 32 percent of revenue, communications 23, computing 22 percent, industrial 20, and automotive 3 percent. Major end equipment changes were smartphones and cellphones are now under communications rather than consumer; tablets are in computer also from consumer; and lighting now falls within industrial.

In terms of design wins, activity once again remained very strong across all regions, and end markets. We have a solid pipeline of designs as a result of our expanded customer engagements. There are also significant cross-selling opportunities emerging with the addition of BCD’s products, and we are very encouraged by the initial response from customers. On the product side, it was a record quarter for BCD’s AC/DC line. Diodes also had very strong revenue quarter on DC/DC converters, CMOS LDO’s and SBR® products along with positive momentum in Hall sensors, MOSFETs and protection devices across broad-based markets and end equipment.

On our discrete products, introductions totaled 50 new products across 14 product families addressing a wide range of application segments and markets. We continued to focus a significant portion of new product development at the high volume portable device market, in particular for smartphones and tablets, including energy–efficient power adapters. In addition, other development efforts were specifically aimed at the automotive market where ruggedness and reliability is key.

Speaking of the portable adaptor market, we were pleased to launch the first devices from Diodes proprietary new Trench SBR® technology aimed specifically at this market. These new devices enable adaptor designers to meet the stringent efficiency and temperature requirements imposed as part of the consumer green initiatives. Within weeks of being introduced, we secured multiple, significant design wins that actually began shipping in the quarter, which is a testament to Trench SBR’s® performance.

Diodes also continued to leverage its expertise in miniature packaging for the portable device market by launching the world’s smallest BJT devices packaged in the tiny DFN0806 package. These were complemented by chip-scale packaged Schottky and MOSFET devices.

Diodes also launched this quarter our first range of SBR® products targeted specifically at the automotive market. Our SBR® technology has a reverse avalanche capability that is between 3 and 10 times higher than competing devices, resulting in greater protection in harsh auto environments. This enhanced ruggedness and reliability is a major advantage when compared to conventional technologies.

Also new this quarter were additional devices in a range of regulator transistors created specifically for telecommunications, networking and Power-over-Ethernet applications and , We expanded our TVS portfolio introducing our first-ever 0.5pF unidirectional devices suitable for USB 2.0 and HDMI applications.

Now turning to analog new product introductions, we released 43 new products across 7 product families during the quarter. New product highlights include the continued expansion of our standard logic products. During the quarter, we announced the addition of standard shift register and decoder logic ICs to our advanced high-speed CMOS logic families. We also released our first family of voltage translators. In addition to these product introductions, we announced several exciting new miniature packages to serve the standard logic market. First, our DFN1409 package offers the space-savings efficiency of chip-scale packaging with the benefits of improved cost-effectiveness and ease of handling. Then our new DFN0808 package is one of the world’s smallest logic packages and allows Diodes to offer highly advanced packaging of our single gate logic product lines. Similarly, the DFN0910 is one of the world’s smallest six-pin logic packages. These very small packages are well-suited for use in the cell phone, tablet, and e-reader markets.

From a design win perspective, specifically as a result of these new packages, we secured two significant wins in the smartphone market for our single-gate low voltage products and our dual-gate advanced ultra low-power logic product.

We also saw significant design win strength for our analog products in the flat panel TV market with new sockets won across several product families, including low dropout regulators and load switches. We were also pleased to see growing traction of our audio amplifier products and AC/DC PWM controllers in this target application space, strengthening the value of our recent acquisitions of BCD and PAM.

Also during the quarter, we saw strong design-in growth for our AC/DC primary side controller products in mobile chargers and power adapters, with specific strength in cell phones. We further expanded our position in the AC/DC market with the release of three new secondary side controllers. Building upon our strong momentum in WiFi modules last quarter, we continued to see strong design win activity for our low voltage DC/DC converters. More consumer applications are including WiFi connectivity, including TVs, set-top boxes, as well as printers and other desktop peripherals. With this increased adoption of WiFi functionality, we are seeing sustained interest in our DC/DC converters in WiFi module reference designs.

We are very encouraged by the progress we are making with our expanded product lines and the new market opportunities generated by our recent acquisitions.

With that, I’ll open the floor to questions - Operator?

Upon Completion of the Q&A…

Dr. Lu: Thank you for your participation today. Operator, you may now disconnect.